Exhibit 10.1

State Seal	BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.  Name of corporation:

Know Labs, Inc.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions, and relative rights of the following class or series of stock.

A series of Preferred Stock is hereby designated as the Corporation’s Series F Preferred Stock, par value of $0.001 per share (the “Series F Preferred Stock”), the number of shares of which are so designated is 500 shares of Series F Preferred Stock; See Certificate of Designation attached for Series F Convertible Preferred Stock.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4.  Signature: (required)

X /s/ Ron Erickson
Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation Revised 1-5-15

CERTIFICATE OF DESIGNATION

OF

KNOW LABS, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS AND RELATIVE RIGHTS OF ITS

SERIES F PREFERRED STOCK

Pursuant to Section 78.1955 of the Nevada Revised Statutes (the “NRS”), Know Labs Inc., a corporation organized and existing under the NRS (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors (“Board”) by the Articles of Incorporation, as amended, of the Company, and pursuant to Section 78.1955 of the NRS, the Board, by unanimous written consent of all members of the Board effective on July 30, 2018, duly adopted a resolution providing for the issuance of a series of Series F Preferred Stock, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of the Company by the provisions of the Articles of Incorporation of the Company, as amended, a series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series F Preferred Stock”; and it is further

RESOLVED, that the Series F Preferred Stock shall consist of Five Hundred (500) shares; and it is further

RESOLVED, that the Series F Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Designation” or “Certificate of Designations”):

SECTION 1. DESIGNATION OF SERIES. The shares of such series shall be designated as the “Series F Preferred Stock” (the “Series F Preferred Stock”) and the number of shares initially constituting such series shall be up to Five Hundred (500) shares which shall only be issued to and held of record by members of the Company’s Board of Directors as of the date of this Designation.

SECTION 2.  DIVIDENDS.  The holders of the Series F Preferred Stock shall not be entitled to receive dividends paid on the Common Stock or on any other preferred stock class.

SECTION 3.  LIQUIDATION PREFERENCE.  The holders of the Series F Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4.  VOTING.

4.1   Voting Rights.  The holders of the Series F Preferred Stock will have the voting rights as described in this Section 4 or as required by law.   For so long as any shares of the Series F Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall not have any right to vote unless and until a Trigger Event occurs as set forth in Section 7 herein. Upon a Trigger Event, and for so long as any shares of the Series F Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote on all shareholder matters at a rate equal to 100,000 shares of common stock per share of Series F Preferred Stock. For example, if all 500 shares are outstanding, the vote of Series F Preferred Stockholders shall be equal to fifty million (50,000,000) shares of common stock.

4.2   Amendments to Articles and Bylaws.  So long as the Series F Preferred Stock is outstanding, the Company shall not, without the affirmative vote of the holders of at least 80% of all outstanding shares of Series F Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Company so as to adversely affect the designations, preferences, limitations and relative rights of the Series F Preferred Stock or (ii) effect any reclassification of the Series F Preferred Stock.

4.3   Amendment of Rights of Series F Preferred Stock. The Company shall not, without the affirmative vote of the holders of at least a majority of all outstanding shares of the Series F Preferred Stock, amend, alter or repeal any provision of this Statement of Designations, PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series F Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Preferred Stock.

SECTION 5.    CONVERSION RIGHTS.  The shares of the Series F Preferred Stock shall have no conversion rights.

SECTION 6.    REDEMPTION RIGHTS.  The shares of the Series F Preferred Stock shall only be owned and held of record by members of the Board of Directors as of the date of this Designation and shall have no redemption rights, however, the Series F Preferred Stock shall automatically be transferred and assigned pro-rata to the then existing holders of the Series F Preferred Stock upon a termination or resignation of any holder thereof from the Board of Directors without any consent or approval being required from the Holder.

SECTION 7.    TRIGGER EVENTS AND EXPLOSION.

7.1  Explosion of Series F Preferred Stock. The Series F Preferred Stock shall remain issued and outstanding until the date which is 731 days after the issuance of Series F Preferred Stock by the Board of Directors to the Holders of Series F Preferred Stock (the “Explosion Date”), unless extended as the result of a Trigger Event as set forth in Section 7.2 herein. Upon the Explosion Date, the Series F Preferred Stock shall automatically be cancelled and returned to treasury without any action required by the Holders thereof or the Board of Directors.

7.2 Trigger Event.  At any time prior to the Explosion Date, the following events shall constitute a Trigger Event:

(a)	a bid offer is directed to the Company to purchase the Company which is rejected by the Company’s Board of Directors;

(b)	a tender offer to purchase the Company’s shareholder’s shares at cost or at a premium to the then-current market price;

(c)

a proxy vote is called by any shareholder with a proposed vote which would result in: (i) the removal or replacement of any of the then-current directors the Company or Series F Preferred Stock holders, or (ii) the acquisition of another entity, the acquisition of the Company or substantially all its assets by another entity, or a share exchange or merger with another entity; or

(d)

a single shareholder or group of shareholders suspected to be working in concert acquires more than 23% of the outstanding common stock of the Company; or, any current shareholder already owning shares of common or preferred stock with aggregate voting power in excess of 23% of the outstanding stock, acquires an additional 10% of the Company’s outstanding common stock.

7.3 Trigger Event Extension of Explosion Date. Upon the occurrence of each Trigger Event, the Explosion Date shall be extended by 183 days. If no Trigger Event has occurred, there shall be no extensions of the Explosion Date.

SECTION 8.  TRANSFER RIGHTS.  The Series F Preferred Stock shall not be able to be sold, assigned, disposed of, distributed, pledged or otherwise transferred (each a “Holder Transfer”) by the original holder thereof (except as provided herein), unless such Holder Transfer is approved in writing, prior to such Holder Transfer being effective, by the unanimous written consent of the Company’s Board of Directors and a majority of the Series F Preferred Stock holders.  A holder of Series F Preferred Stock shall be able to assign its rights hereunder only to the remaining holders of Series F Preferred Stock who are members of the Board of Directors, by providing written notice of such assignment to the Company and holders, subject to the Holder Transfer restrictions and Applicable Laws (an “Assignment”).  The Series F Preferred Stock shall automatically be transferred and assigned pro-rata to the to the then existing holders of the Series F Preferred Stock upon a termination or resignation of any holder thereof from the Board of Directors without any consent or approval being required from the holder. For example, if director 1, director 2, director 3, director 4, and director 5 are each issued 100 shares of Series F Preferred Stock, and director 5 resigns, is not re-elected, is terminated, is deceased or removed from the Board of Directors for any reason, then director 2’s 100 outstanding shares shall be transferred automatically pro-rata to the remaining holders of Series F Preferred Stock who are still directors, so that directors 1-4 will each hold 125 shares following the removal of director 5 from the Board of Directors.

SECTION 9. NOTICES.  Any notice required hereby to be given to the holders of shares of the Series F Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

SECTION 10. PROTECTIVE PROVISIONS.

Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as any shares of Series F Preferred Stock are outstanding, this Company shall not without first obtaining the approval (by written consent, as provided by law) of the holders of at least 80% of the then outstanding shares of Series F Preferred Stock, voting together as a class, except as otherwise provided for in this Designation:

(a)    Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series F Preferred Stock;

(b)    Effect an exchange, reclassification, or cancellation of all or a part of the Series F Preferred Stock, excluding a reverse stock split or forward stock split;

(c)    Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series F Preferred Stock; or

(d)    Alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Designation.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the holders of shares of the Series F Preferred Stock, make technical, corrective, administrative or similar changes in this Statement of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series F Preferred Stock.

SECTION 11.  MISCELLANEOUS.

(a)           The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b)           Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy.  If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c)           Except as may otherwise be required by law, the shares of the Series F Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

IN WITNESS WHEREOF, the Company has caused this “Certificate of Designations of Know Labs, Inc. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series F Preferred Stock” to be duly executed by its Chief Executive Officer on 7/30/2018  1:19:47 PM PDT.

KNOW LABS, INC.

/s/ Phillip A. Bosua

Phillip A. Bosua

Chief Executive Officer